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Exhibit 21.1

List of Subsidiaries as of March 31, 2011

KEMET Electronics Corporation	Delaware
KEMET Services Corporation	Delaware
KRC Trade Corporation	Delaware
The Forest Electric Company	Illinois
KEMET de Mexico, S.A. de C.V.	Mexico
KEMET Electronics (Canada) Limited	Canada
KEMET Electronics, S.A.	Switzerland
KEMET Electronics GmbH	Germany
KEMET Electronics SAS	France
KEMET Electronics Portugal, S.A.	Portugal
KEMET Electronics Asia Pacific Pte Ltd.	Singapore
KEMET Electronics Marketing (S) Pte Ltd.	Singapore
KEMET Electronics Asia Limited	Hong Kong
KEMET Electronics Greater China Limited	Hong Kong
KEMET Electronics (Suzhou) Co., Ltd.	People's Republic of China
KEMET Electronics Japan Co., Ltd.	Japan
KEMET Electronics Oy	Finland
KEMET Electronics Limited	United Kingdom
Evox Rifa Pte Ltd.	Singapore
KEMET Electronics AB	Sweden
Nantong Evox Rifa Electrolytics Co. Ltd.	People's Republic of China
Seoryong Singapore Pte. Ltd.	Singapore
KEMET Electronics (Malaysia) Sdn. Bhd.	Malaysia
Dectron AB	Sweden
P.T. Evox Rifa Indonesia	Indonesia
KEMET Electronics S.p.A.	Italy
KEMET Electronics Italia S.r.l.	Italy
Shanghai Arcotronics Components & Machineries Co., Ltd.	People's Republic of China
KEMET Electronics Bulgaria EAD	Bulgaria
KEMET Electronics Services EOOD	Bulgaria
KEMET Electronics Macedonia DOOEL Skopje	Macedonia

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  Exhibit 21.1